Exhibit 4.1 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 The following description of capital stock of FedNat Holding Company (the “Company,” “we,” “us,” or "our") is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) and Second Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K as to which this Exhibit 4.1 is also an exhibit. This description is qualified in its entirety by, and should be read in conjunction with, the Articles of Incorporation and Bylaws. Authorized Capital Stock The Company’s authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), the rights and preferences of which may be established from time to time by the Board of Directors. As of March [●], 2020, we have [●] shares of Common Stock outstanding (including shares subject to vesting) and no shares of Preferred Stock outstanding. Common Stock Our Common Stock is listed for trading on the NASDAQ Global Market under the symbol “FNHC” and, accordingly, is registered under Section 12(b) of the Exchange Act. Dividends. Subject to the rights of the holders of our Preferred Stock, holders of shares of our Common Stock are entitled to receive dividends that may be declared by our Board of Directors out of legally available funds. Voting Rights. Except as otherwise required by law or as may be provided in the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, the holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Liquidation Rights. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, and after the holders of our Preferred Stock have been paid in full the amounts to which they are entitled, if any, the holders of our Common Stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our Preferred Stock, if any. Other Provisions. The holders of our Common Stock are not entitled to preemptive or similar rights. The outstanding shares of our Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that our Board of Directors may designate and we may issue in the future.

Preferred Stock We are currently authorized to issue up to 1,000,000 shares of Preferred Stock, none of which are issued and outstanding. Our Board of Directors, in its sole discretion, may designate and issue one or more classes or series of Preferred Stock from our authorized and unissued shares of Preferred Stock, which generally will have rights and preferences senior to our Common Stock. Subject to limitations imposed by law or our Articles of Incorporation, our Board of Directors is empowered to determine: • the voting rights, whether special or conditional, full or limited, of each class or series of Preferred Stock, • the designation of and the number of shares comprising the class or series of Preferred Stock, • the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series, • the redemption prices and terms applicable, if any, to any class or series of Preferred Stock, • whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto, • the dividend rights and dividend rate, if any, for any class or series of Preferred Stock, • the amounts payable on the series upon our liquidation, dissolution or winding-up, • the terms and conditions of any conversion rights for the class or series of Preferred Stock, if any, and • the terms and conditions of any other special rights and protective provisions that the Board of Directors deems advisable. Florida Statutory Anti-Takeover Provisions General. The Florida Business Corporation Act, as amended, or the FBCA, contains provisions that apply to us and that are designed to enhance the ability of our Board to respond to and potentially defer attempts to acquire control of the Company. These provisions may discourage altogether takeover attempts which have not been approved by our Board of Directors. This could include takeover attempts that our non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of our Common Stock on the NASDAQ Global Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our Common Stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our Common Stock. The following summarizes the anti-takeover provisions contained in the FBCA. Authorized but Unissued Stock. Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our Board of Directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of the Company. The perception in the market of a large number of authorized but unissued shares of our Common and Preferred stock could have a negative impact on the price of our Common Stock. Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies. The FBCA expressly permits our Board of Directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on our employees, customers and suppliers and our subsidiaries, on the communities and geographical areas in which they operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our Board of Directors believes that these provisions are in our long-term best interests and those of our shareholders. Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of our directors unless the voting rights associated with the shares are approved by a majority vote of our disinterested shareholders. The control share statute does not directly prevent the acquiring person’s acquisition of shares. Instead, the statute deters or delays takeovers by denying voting rights to “control shares.” Control shares are shares owned by the acquiring person that (but for the operation of the statute) would raise the acquiring person’s voting power to or above certain threshold levels (20%, 33.3%, or 50.1%). Voting rights may be restored only if the acquiring person files an acquiring person statement and requests a shareholder meeting to vote on whether the acquiring person’s shares should be accorded voting rights. Voting rights are restored only to the extent approved by the disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any of our officers or employees who is also a director. The practical effect of the control share statute is to prevent bidders from assuming immediate control of the tendered shares, thereby allowing management time to mobilize its defenses. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange approved by our Board of Directors and carried out in compliance with the relevant provisions of Florida law and to which we are a party, or an acquisition of shares otherwise approved by our Board of Directors. Affiliated Transactions with Interested Shareholders. We are subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66-2/3% of our outstanding voting shares, other than the shares owned by an “interested shareholder”— generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of the Company—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves the Company and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of the Company. Accordingly, these provisions may discourage attempts to acquire the Company. Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws Our Articles of Incorporation and Bylaws currently contain certain provisions that may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of the Company offering a premium over the current market price of our Common Stock. These provisions include those that: • prohibit cumulative voting in the election of our directors, • establish a classified board of directors with staggered three-year terms, • provide that the written request of holders of record who hold, in the aggregate, a net long position, as defined in our Bylaws, in shares representing at least 25% of the outstanding shares of the Company is required to call special meetings of our shareholders, • provide for 25,000,000 shares of authorized Common Stock, • provide for 1,000,000 shares of authorized Preferred Stock, • eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting, • establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of our shareholders,

• provide that directors may only be removed from office prior to the expiration of his or her term for cause and upon the affirmative vote of at least two-thirds of the outstanding capital stock entitled to vote for the election of directors, • establish advance notice and disclosure requirements for shareholder nomination of directors, and • establish majority voting requirements to amend the antitakeover provisions included in the Articles of Incorporation and Bylaws. These provisions could also discourage proxy contests and make it more difficult for our shareholders to elect directors and cause us to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with our board. As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.